UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 3)

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2004

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas	77008-1044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 880-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

        The purpose of this Amendment No. 3 is to amend the Current Report on Form 8-K filed by Enterprise Products Partners L.P. (“Enterprise”) on September 30, 2004, as amended by Amendment No. 1 thereto filed on October 5, 2004 and Amendment No. 2 thereto filed on October 18, 2004 (collectively, the “Existing 8-K”), to file unaudited condensed consolidated financial statements of GulfTerra Energy Partners, L.P. at September 30, 2004 and December 31, 2003 and for the three and nine months ended September 30, 2004 and 2003 under Item 9.01(a). In accordance with Rule 12b-15, Item 9.01 is restated in its entirety, as amended. There is no change to Items 1.01, 2.01, 2.03, 5.02, 5.03 or 7.01 as set forth in the Existing 8-K.

Item 9.01.        Financial Statements and Exhibits.

                 (a)        Financial statements of businesses acquired.

1.	The Consolidated Financial Statements of GulfTerra Energy Partners, L.P. as of December 31, 2003 and 2002 and for the three year period ended December 31, 2003 and independent auditors’ report are contained in Enterprise’s Current Report on Form 8-K filed with the Commission on April 20, 2004 and are incorporated herein by reference.

2.	The Financial Statements of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 2003 and 2002 and for the three year period ended December 31, 2003 and independent auditors’ report are contained in Enterprise’s Current Report on Form 8-K filed with the Commission on April 20, 2004 and are incorporated herein by reference.

3.	The Combined Financial Statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. as of December 31, 2003 and 2002 and for the three year period ended December 31, 2003 and independent auditors’ report are contained in Enterprise’s Current Report on Form 8-K filed with the Commission on April 16, 2004 and are incorporated herein by reference.

4.	The Unaudited Condensed Consolidated Financial Statements of GulfTerra Energy Partners, L.P. at June 30, 2004 and December 31, 2003 and for the three and six months ended June 30, 2004 and 2003 are contained in Enterprise’s Current Report on Form 8-K filed with the Commission on September 17, 2004 and are incorporated herein by reference.

5.	The Unaudited Combined Financial Statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. at June 30, 2004 and December 31, 2003 and for the six months ended June 30, 2004 and 2003 are contained in Enterprise’s Current Report on Form 8-K filed with the Commission on August 11, 2004 and are incorporated herein by reference.

6.	The Unaudited Condensed Consolidated Financial Statements of GulfTerra Energy Partners, L.P. at September 30, 2004 and December 31, 2003 and for the three and nine months ended September 30, 2004 and 2003 (filed herewith as Annex A to this Current Report on Form 8-K/A).

                  (b)         Pro forma financial information.

1.	The Unaudited Pro Forma Condensed Consolidated Financial Statements of Enterprise Products Partners L.P. at and for the six months ended June 30, 2004 and for the year ended December 31, 2003 are contained in Enterprise’s Current Report on Form 8-K filed with the Commission on September 27, 2004 and are incorporated herein by reference.

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                  (c)         Exhibits.

Exhibit No.	Description
2.1	Merger Agreement, dated as of December 15, 2003, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products Management LLC, GulfTerra Energy Partners, L.P. and GulfTerra Energy Company, L.L.C. (incorporated by reference to Exhibit 2.1 to Enterprise's Current Report on Form 8-K filed with the Commission on December 15, 2003).
2.2	Parent Company Agreement, dated as of December 15, 2003, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products GTM, LLC, El Paso Corporation, Sabine River Investors I, L.L.C., Sabine River Investors II, L.L.C., El Paso EPN Investments, L.L.C. and GulfTerra GP Holding Company (incorporated by reference to Exhibit 2.2 to Enterprise's Current Report on Form 8-K filed with the Commission on December 15, 2003).
2.3	Second Amended and Restated Limited Liability Company Agreement of GulfTerra Energy Company, L.L.C., adopted by GulfTerra GP Holding Company, a Delaware corporation, and Enterprise Products GTM, LLC, a Delaware limited liability company, as of December 15, 2003, (incorporated by reference to Exhibit 2.3 to Enterprise's Current Report on Form 8-K filed with the Commission on December 15, 2003).
2.4	Purchase and Sale Agreement (Gas Plants), dated as of December 15, 2003, by and between El Paso Corporation, El Paso Field Services Management, Inc., El Paso Transmission, L.L.C., El Paso Field Services Holding Company and Enterprise Products Operating L.P. (incorporated by reference to Exhibit 2.4 to Enterprise's Current Report on Form 8-K filed with the Commission on December 15, 2003).
2.5	Amendment No. 1 to Parent Company Agreement, dated as of April 19, 2004, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products GTM, LLC, El Paso Corporation, Sabine River Investors I, L.L.C., Sabine River Investors II, L.L.C., El Paso EPN Investments, L.L.C. and GulfTerra GP Holding Company (incorporated by reference to Exhibit 2.1 to Enterprise's Current Report on Form 8-K filed with the Commission on April 21, 2004).
2.6	Amendment No. 1 to Merger Agreement, dated as of August 31, 2004, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products Management LLC, GulfTerra Energy Partners, L.P. and GulfTerra Energy Company, L.L.C. (incorporated by reference to Exhibit 2.1 to Enterprise's Current Report on Form 8-K filed with the Commission on September 7, 2004).
3.1*	Second Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC, among Duncan Family Interests, Inc., Dan Duncan LLC, and GulfTerra GP Holding Company dated September 30, 2004.
4.1*	Exchange and Registration Rights Agreement, dated as of September 30, 2004, among GulfTerra GP Holding Company, Enterprise Products GP, LLC and Enterprise Products Partners L.P.
4.2*	Performance Guaranty dated as of September 30, 2004, by DFI Delaware Holdings L.P. in favor of GulfTerra GP Holding Company (with respect to the obligations of Enterprise Products GP, LLC under Exhibit 4.1, above).
4.3*	Registration Rights Agreement, dated as of September 30, 2004, between El Paso Corporation and Enterprise Products Partners L.P.
4.4**	Assumption Agreement dated as of September 30, 2004 between Enterprise Products Partners L.P. and GulfTerra Energy Partners, L.P. relating to the assumption by Enterprise of GulfTerra's obligations under the GulfTerra Series F2 Convertible Units.
4.5	Statement of Rights, Privileges and Limitations of Series F Convertible Units, included as Annex A to Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of GulfTerra Energy Partners, L.P., dated May 16, 2003 (incorporated by reference to Exhibit 3.B.3 to Current Report on Form 8-K of GulfTerra Energy Partners, L.P., file no. 001-11680, filed with the Commission on May 19, 2003).
4.6	Unitholder Agreement between GulfTerra Energy Partners, L.P. and Fletcher International, Inc. dated May 16, 2003 (incorporated by reference to Exhibit 4.L to Current Report on

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Form 8-K of GulfTerra Energy Partners, L.P., file no. 001-11680, filed with the Commission on May 19, 2003).
10.1***	Letter Agreement dated September 30, 2004, among Enterprise Products Partners L.P., GulfTerra Energy Partners, L.P. and Bart Heijermans.
10.2	1998 Omnibus Compensation Plan of GulfTerra Energy Partners, L.P., Amended and Restated as of January 1, 1999 (incorporated by reference to Exhibit 10.9 to Form 10-K for the year ended December 31, 1998 of GulfTerra Energy Partners, L.P., file no. 001-11680); Amendment No. 1, dated as of December 1, 1999 (incorporated by reference to Exhibit 10.8.1 to Form 10-Q for the quarter ended June 30, 2000 of GulfTerra Energy Partners, L.P., file no. 001-116800); Amendment No. 2 dated as of May 15, 2003 (incorporated by reference to Exhibit 10.M.1 to Form 10-Q for the quarter ended June 30, 2003 of GulfTerra Energy Partners, L.P., file no. 001-11680).
10.3	1998 Enterprise Products Long-Term Incentive Plan (Amended and Restated as of April 8, 2004) (incorporated by reference to Appendix B to Enterprise's Notice of Written Consent dated April 22, 2004, filed with the Commission on April 22, 2004).
99.1*	Press release dated September 30, 2004.
_____________
*	Filed with original Current Report on Form 8-K.
**	Filed with Amendment No. 1 to Current Report on Form 8-K.
***	Filed with Amendment No. 2 to Current Report on Form 8-K.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

	By:	Enterprise Products GP, LLC,
its General Partner

Date: December 3, 2004	By:	/s/ Michael J. Knesek

		Name:	Michael J. Knesek
		Title:	Vice President, Controller and Principal Accounting Officer of Enterprise Products GP, LLC

Signature Page

GULFTERRA ENERGY PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

At September 30, 2004 and December 31, 2003 and
For the Three and Nine Months Ended September 30, 2004 and 2003

GULFTERRA ENERGY PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2004 (1)	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	$40,453	$30,425
Accounts receivable, net of allowance for doubtful accounts of
$4.2 million at September 30, 2004 and $4 million at December 31, 2003	156,997	154,235
Affiliated note receivable		3,768
Other current assets	32,055	20,595

Total current assets	229,505	209,023
Property, Plant, and Equipment, net	2,926,861	2,894,492
Intangible Assets	3,080	3,401
Investments in Unconsolidated Affiliates	210,742	175,747
Other Assets	26,101	38,917

Total	$3,396,289	$3,321,580

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Current maturities of debt	$5,000	$3,000
Accounts payable	133,407	168,133
Accrued interest	26,361	11,199
Other current liabilities	35,045	27,035

Total current liabilities	199,813	209,367
Long-Term Debt	1,878,456	1,808,807
Other Long-Term Liabilities	42,384	49,043
Commitments and Contingencies
Minority Interest	(12)	1,777
Partners’ Equity:
Common units (60,638,989 units outstanding at September 30, 2004
and 58,404,649 at December 31, 2003)	929,110	898,072
Series C units (10,937,500 units outstanding at September 30, 2004
and December 31, 2003)	333,063	341,350
General partner	13,475	13,164

Total Partners’ Equity	1,275,648	1,252,586

Total	$3,396,289	$3,321,580

(1)	The September 30, 2004 amounts do not reflect any pro forma impacts of the merger, repayments of debt, changes in ownership of our common unitholders or any other purchase accounting-related adjustments to be made by Enterprise in connection with the merger - see Note 2.

See Notes to Unaudited Condensed Consolidated Financial Statements.

GULFTERRA ENERGY PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per unit amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004 (1)	2003	2004 (1)	2003
OPERATING REVENUES	$231,165	$213,831	$676,722	$680,957

OPERATING EXPENSES
Cost of natural gas and other products	61,651	64,277	186,173	240,415
Operation and maintenance	64,361	51,221	164,824	140,416
Depreciation, depletion and amortization	28,994	25,218	81,297	73,761
Gain on sale of long-lived assets	(12)	(18,964)	(36)	(18,707)

Total operating expenses	154,994	121,752	432,258	435,885

OPERATING INCOME	76,171	92,079	244,464	245,072

EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATES	2,101	3,195	7,567	9,498

Minority interest income (expense)	1,813	(889)	1,825	(969)
Other income	188	250	472	942
Interest and debt expense	27,951	33,197	82,678	99,521
Loss due to early redemptions of debt		1,225	16,285	4,987

INCOME BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGE	52,322	60,213	155,365	150,035
Cumulative effect of accounting change				1,690

NET INCOME	$52,322	$60,213	$155,365	$151,725

ALLOCATION OF NET INCOME TO:
Series B unitholders		$4,018		$11,792

General partner:
Income before cumulative effect of accounting change	$21,550	$18,031	$64,099	$48,747
Cumulative effect of accounting change				17

Total allocation to general partner	$21,550	$18,031	$64,099	$48,764

Common unitholders:
Income before cumulative effect of accounting change	$26,044	$31,337	$77,131	$72,951
Cumulative effect of accounting change				1,340

Total allocation to common unitholders	$26,044	$31,337	$77,131	$74,291

Series C unitholders:
Income before cumulative effect of accounting change	$4,728	$6,827	$14,135	$16,545
Cumulative effect of accounting change				333

Total allocation to Series C unitholders	$4,728	$6,827	$14,135	$16,878

EARNINGS PER UNIT:
Basic income per unit before cumulative effect of accounting change	$0.43	$0.63	$1.30	$1.54
Cumulative effect of accounting change, per unit (basic)				0.03

Basic net income per unit	$0.43	$0.63	$1.30	$1.57

Diluted income per unit before cumulative effect of accounting change	$0.43	$0.62	$1.30	$1.53
Cumulative effect of accounting change, per unit (diluted)				0.03

Diluted net income per unit	$0.43	$0.62	$1.30	$1.56

(1)	Amounts shown for the three and nine months ended September 30, 2004 do not reflect any pro forma impacts of the merger, repayments of debt, changes in ownership of our common unitholders or any other purchase accounting-related adjustments to be made by Enterprise in connection with the merger - see Note 2.

See Notes to Unaudited Condensed Consolidated Financial Statements.

GULFTERRA ENERGY PARTNERS, L.P.UNAUDITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the Nine Months Ended September 30,
	2004 (1)	2003
OPERATING ACTIVITIES
Net income	$155,365	$151,725
Adjustments to reconcile net income to cash flows provided by operating activities:
Cumulative effect of accounting change		(1,690)
Depreciation, depletion and amortization in operating expenses	81,297	73,761
Amortization of debt issuance costs, premiums and discounts	3,860	5,977
Equity in income of unconsolidated affiliates	(7,567)	(9,498)
Distributions received from unconsolidated affiliates	2,200	11,390
Gain on sale of long-lived assets	(36)	(18,707)
Loss due to write-off of unamortized debt issuance costs	3,884	4,987
Other noncash items	6,885	2,910
Net effect of changes in operating accounts	(23,775)	(11,500)

Cash provided by operating activities	222,113	209,355

INVESTING ACTIVITIES
Capital expenditures	(117,525)	(246,295)
Proceeds from sale of assets	475	77,448
Investments in unconsolidated affiliates	(20,366)	(33,879)
Proceeds from sale of equity investments		1,342

Cash used in investing activities	(137,416)	(201,384)

FINANCING ACTIVITIES
Borrowings under debt agreements, net of debt issuance costs	646,489	835,537
Repayments of debt	(582,585)	(861,000)
Distributions paid to partners	(214,384)	(167,974)
Distributions paid to minority interests		(642)
Contribution from general partner	578	4
Net proceeds from issuance of common units, Series F convertible units and
conversion of Series F convertible units	82,860	208,949
Unit option buyout	(7,627)

Cash provided by (used in) financing activities	(74,669)	14,874

NET CHANGE IN CASH AND CASH EQUIVALENTS	10,028	22,845
CASH AND CASH EQUIVALENTS, JANUARY 1	30,425	36,099

CASH AND CASH EQUIVALENTS, SEPTEMBER 30	$40,453	$58,944

Schedule of noncash financing activities:
Investment in Cameron Highway Oil Pipeline Company joint venture		$50,836

Redemption of Series B preference units contributed from our general partner		$1,986

(1)	Amounts shown for the nine months ended September 30, 2004 do not reflect any pro forma impacts of the merger, repayments of debt, changes in ownership of our common unitholders or any other purchase accounting-related adjustments to be made by Enterprise in connection with the merger - see Note 2.

See Notes to Unaudited Condensed Consolidated Financial Statements.

GULFTERRA ENERGY PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
AND CHANGES IN ACCUMULATED OTHER COMPREHENSIVE LOSS
(Dollars in thousands)

Comprehensive Income
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004 (1)	2003	2004 (1)	2003
Net income	$52,322	$60,213	$155,365	$151,725
Other comprehensive income	7,923	8,094	5,751	2,651

Total comprehensive income	$60,245	$68,307	$161,116	$154,376

Accumulated Other Comprehensive Loss
	September 30, 2004 (1)	December 31, 2003
Beginning balance	$(9,027)	$(5,622)
Unrealized mark-to-market losses on cash flow hedges arising during period	(10,941)	(12,924)
Reclassification adjustments for changes in initial value of derivative
instruments to settlement date	16,692	10,018
Accumulated other comprehensive loss from investment in unconsolidated affiliate		(499)

Ending balance	$(3,276)	$(9,027)

Accumulated other comprehensive loss allocated to:
Common units’ interest	$(2,670)	$(7,488)

Series C units’ interest	$(533)	$(1,409)

General partner’s interests	$(73)	$(130)

(1)	Amounts shown for September 30, 2004 and for the three and nine months ended September 30, 2004 do not reflect any pro forma impacts of the merger, repayments of debt, changes in ownership of our common unitholders or any other purchase accounting-related adjustments to be made by Enterprise in connection with the merger - see Note 2.

See Notes to Unaudited Condensed Consolidated Financial Statements.

GULFTERRA ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                Basis of presentation

                We are a Delaware limited partnership established in 1993 for the purpose of providing midstream energy services, including gathering, transportation, fractionation, storage and other related activities, for producers of natural gas and oil, onshore and offshore in the Gulf of Mexico. Our general partner is GulfTerra Energy Company, L.L.C. (“GulfTerra GP”), a Delaware limited liability company – see Note 2. References to “us”, “we”, “our”, or “GulfTerra” are intended to mean the consolidated business and operations of GulfTerra Energy Partners, L.P. References to “El Paso” refer to El Paso Corporation, its subsidiaries and affiliates.

                On September 30, 2004, we completed our merger with Enterprise Products Partners L.P. (“Enterprise”). For additional information regarding the merger, see Note 2. Unless otherwise disclosed, these unaudited condensed consolidated financial statements do not reflect any pro forma impacts of the merger, repayments of debt – see Note 4, changes in ownership of our common unitholders, purchase accounting-related adjustments or any other adjustments to be made by Enterprise in connection with the merger. Effective September 30, 2004, most of our then outstanding limited partner interests were converted to Enterprise limited partner interests pursuant to the merger. Those limited partner interests that were not converted into Enterprise limited partner interests were purchased by Enterprise from El Paso for cash immediately prior to the merger. As a result of the merger, we ceased as being a publicly-traded company subject to the filing requirements of the Securities and Exchange Commission (“SEC”).

                In the opinion of GulfTerra, the accompanying unaudited condensed consolidated financial statements include all adjustments consisting of normal recurring accruals necessary for a fair presentation. Although we believe the disclosures in these financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the SEC.

                The results of operations for the three and nine month periods ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year.

                Dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars, unless otherwise stated.

                Certain reclassifications have been made to the prior year’s financial statements to conform to the current year presentation. Typhoon Oil Pipeline, a wholly-owned subsidiary, has transportation agreements with BHP Billiton and ChevronTexaco which provide that Typhoon Oil purchase the oil produced at the inlet of its pipeline for an index price less an amount that compensates Typhoon Oil for transportation services. At the outlet of its pipeline, Typhoon Oil resells this oil back to these producers at the same index price. As disclosed in our 2003 annual report on Form 10-K, as amended, we now record revenue from these buy/sell transactions upon delivery of the oil based on the net amount billed to the producers. For the three and nine months ended September 30, 2003, we reduced by $69.8 million and $191.7 million our revenues and cost of natural gas and other products to conform to the current period presentation. This revision had no effect on operating income, net income or partners’ equity.

                With respect to our Texas intrastate pipeline system, which we acquired in April 2002, we had previously used the pre-acquisition accounting methodology for the cash settlement of natural gas imbalance receivables, which included the cash settlement amounts as a component of operating revenues and cost of natural gas and other products. However, effective January 1, 2004, we have conformed our accounting for cash settlements on that system to the same method we use to account for imbalance receivable settlements on our other systems, which method accounts for these types of cash settlements as an adjustment to cost of natural gas and other products. We have determined that this revision is not material to our previously reported financial statements. Accordingly, we have not revised our previously filed financial statements to reflect this change in methodology.

                 Accounting for stock-based compensation

                Under the terms of the merger agreement with Enterprise, we were obligated to repurchase, before the effective time of the merger, all outstanding employee and director unit options that had not been exercised or otherwise cancelled. As a result, we had no outstanding unit options at September 30, 2004. Historically, we used the intrinsic value method established in Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, to value unit options issued to directors of our general partner. We used the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, to account for all of our other equity-based compensation programs. The costs associated with our unit options accounted for under APB No. 25 had no impact on net income for the three and nine months ended September 30, 2004 and 2003, as these options had an exercise price equal to the market value of the underlying common units on the date of grant. Historical compensation expense amounts associated with our unit options accounted for under SFAS No. 123 are shown in the following table.

                If compensation expense had been determined by applying the fair value method in SFAS No. 123 to all of our grants, our net income allocated to common unitholders and net income per common unit would have approximated the pro forma amounts below (dollars in thousands, except per unit amounts). As a result of applying SFAS No. 123 to all unit options, there was no difference between our historical and pro forma earnings per unit amounts.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Net income as reported	$52,322	$60,213	$155,365	$151,725
Add: Equity-based compensation expense included
in reported net income using SFAS No. 123	142	404	409	1,083
Less: Pro forma equity-based compensation expense determined using the fair value method as if all unit options
were accounted for under SFAS No. 123	(142)	(406)	(442)	(1,126)

Pro forma net income	$52,322	$60,211	$155,332	$151,682

Pro forma net income allocated to common unitholders	$26,044	$31,335	$77,098	$74,248

Earnings per common unit:
Basic, as reported and pro forma	$0.43	$0.63	$1.30	$1.57

Diluted, as reported and pro forma	$0.43	$0.62	$1.30	$1.56

                Inventory

                In June 2004, we purchased pipeline inventory, consisting of parts and materials, from El Paso -see Note 8. This inventory is included on our unaudited condensed consolidated balance sheet as of September 30, 2004, in other current assets. We use the average cost method to account for our inventory and we value our inventory at the lower of its cost or market value.

                Consolidation of variable interest entities

                During the first quarter of 2004, we adopted the provisions of Financial Accounting Standards Board Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research

Bulletin (“ARB”) No. 51, as replaced by FIN No. 46-R. This interpretation defines a variable interest entity as a legal entity whose equity owners do not have sufficient equity at risk and/or a controlling financial interest in the entity and excludes certain joint ventures of other entities that meet the characteristics of a business. Our adoption of FIN No. 46 had no effect on our reported results or financial position.

                 Two-class method of computing earnings per common unit

                During the second quarter of 2004, we adopted the provisions of Emerging Issues Task Force (“EITF”) 03-6, Participating Securities and the Two-Class Method under SFAS No. 128. EITF 03-6 requires the use of the two-class method of determining basic earnings per unit. Under the two-class method, distributions to equity owners are subtracted from earnings, and any remaining earnings would be allocated to the various classes of owners in proportion to their right to receive distributions as if those earnings had been distributed. The total of distributions to each class of owner plus the amount allocated to each class would be used to compute earnings per unit for that class. Because our distributions to owners exceeded earnings during the periods presented, as has historically been the case, the two-class method did not produce any change in result from the way we have traditionally computed earnings per unit. As a result, the adoption of this standard had no effect on our earnings per unit calculation for the three and nine months ended September 30, 2004 and 2003.

2.     MERGER WITH ENTERPRISE AND RELATED TRANSACTIONS

                 General description of merger

                On September 30, 2004, Enterprise and GulfTerra completed the merger of GulfTerra with a wholly-owned subsidiary of Enterprise, with GulfTerra being the surviving entity thereof (the “GulfTerra Merger”). Unless otherwise disclosed, these unaudited condensed consolidated financial statements do not reflect any pro forma impacts of the GulfTerra Merger, repayments of debt – see Note 4, changes in ownership of our common unitholders, purchase accounting-related adjustments or any other adjustments to be made by Enterprise in connection with the GulfTerra Merger.

                The aggregate value of the total consideration Enterprise paid or issued to complete the GulfTerra Merger was approximately $3.8 billion. Pursuant to the merger agreements, the GulfTerra Merger occurred in several interrelated transactions as described below.

•	Step One. On December 15, 2003, Enterprise purchased a 50% membership interest in our general partner, GulfTerra GP, from El Paso for $425 million in cash. As a result of Step One of the merger, GulfTerra GP was owned 50% by Enterprise and 50% by El Paso.

•	Step Two. On September 30, 2004, the GulfTerra Merger was consummated and GulfTerra and GulfTerra GP became wholly-owned subsidiaries of Enterprise. Step Two of the merger included the following transactions:

•	Immediately prior to closing the GulfTerra Merger, the general partner of Enterprise (“Enterprise GP”) acquired El Paso’s remaining 50% membership interest in GulfTerra GP for $370 million in cash paid to El Paso and the issuance of a 9.9% membership interest in Enterprise GP to El Paso. Subsequently, Enterprise GP contributed this 50% membership interest in GulfTerra GP to Enterprise.

•	Immediately prior to closing the GulfTerra Merger, Enterprise paid $500 million in cash to El Paso for our 10,937,500 outstanding Series C units and 2,876,620 of our common units. After giving effect to this purchase, our remaining 57,762,369 common units were converted into 104,549,823 Enterprise common units using a conversion ratio of 1.81 Enterprise common units for each GulfTerra common unit outstanding.

                 Enterprise’s assumption of Series F2 convertible unit obligations

                 Upon completion of the GulfTerra Merger, Enterprise assumed our obligations associated with the outstanding Series F2 convertible units. As a result, the 80 Series F2 convertible units outstanding at the merger date were converted into rights to receive Enterprise common units. The number Enterprise common units and the price per unit were adjusted based on the 1.81 conversion ratio. For additional information regarding the Series F convertible units, see Note 6.

                 Repayment of certain GulfTerra debt in connection with the merger

                 In connection with the closing of our merger with Enterprise on September 30, 2004, we repaid, in full, the amounts outstanding under our revolving credit facility and senior secured term loans using funds contributed by Enterprise – see Note 4. The closing of our merger with Enterprise constituted a change of control, and thus a default, under our credit agreements. In order to avoid the default, Enterprise will contribute $961.7 million to us at closing on September 30, 2004, which we will use to fully repay our outstanding obligations and related interest of $1.2 million under these agreements. All such contributions and repayments are not reflected in our September 30, 2004 unaudited condensed consolidated financial statements. For additional information regarding our remaining debt obligations, see Note 4.

                 Tender offers for GulfTerra notes in connection with the merger

                 On August 4, 2004, in anticipation of completing the merger, Enterprise commenced four cash tender offers to purchase any and all of our outstanding senior and senior subordinated notes having a total outstanding principal amount of approximately $921.5 million. In connection with the tender offers, we executed supplements to the indentures governing these notes that eliminated certain restrictive covenants and default provisions contained in those indentures.

                 Substantially all of our notes ($915 million of $921.5 million) were tendered pursuant to the tender offers. On October 5, 2004, Enterprise purchased the notes for a total price of approximately $1.1 billion, which included $27 million related to consent payments. The following table shows our four senior debt obligations affected, including the principal amount of each series of notes tendered, as well as the payment made by Enterprise to complete the tender offers.

	Principal	Cash payments made by Enterprise
Description	Amount Tendered	Accrued Interest	Tender Price (1)	Total Price
8.50% Senior Subordinated Notes due 2010
(Represents 98.2% of principal amount outstanding)	$212,057	$6,209	$246,366	$252,575
10.625% Senior Subordinated Notes due 2012
(Represents 99.9% of principal amount outstanding)	133,916	4,901	167,612	172,513
8.50% Senior Subordinated Notes due 2011
(Represents 99.5% of principal amount outstanding)	319,823	9,364	359,379	368,743
6.25% Senior Notes due 2010
(Represents 99.7% of principal amount outstanding)	249,250	5,366	274,073	279,439

Totals	$915,046	$25,840	$1,047,430	$1,073,270

(1)	Tender price includes consent payment of $30 per $1,000 principal amount tendered.

                For additional information regarding our senior and senior subordinated notes, see Note 4.

                 Other merger-related transactions

                 Prior to our merger with Enterprise, we determined that it was in our and our unitholders’ best interest to offer selected employees of El Paso incentives to continue to focus on the business of the partnership during the merger process. We accounted for the cost of these incentives under the provisions of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. In March 2004, we recorded a liability and a related deferred charge of $4.3 million, which was reflected in other current liabilities and other current assets on our balance sheets. Our liability was estimated based upon the number of employees accepting the offer and the discounted amount they were expected to be paid. During the three and nine months ended September 30, 2004, we recorded $1.5 million and $4.3 million of amortization expense associated with these incentives.

                 Additionally, pursuant to the terms of the engagement letter, we agreed to pay UBS Securities (“UBS”) $10.3 million for advisory fees related to our merger with Enterprise. In the first quarter of 2004, we paid UBS $3.5 million upon receiving a fairness opinion related to the merger, and the remaining $6.8 million was paid on September 30, 2004.

                 Furthermore, we recognized a merger-related expense of $4.9 million associated with our repurchase of the outstanding unit options prior to closing the merger with Enterprise. Under the merger agreement with Enterprise, we were obligated to repurchase, at reasonable prices and before the effective time of the merger, all outstanding employee and director unit options that had not been exercised or otherwise cancelled. Approximately 1,000,000 common unit options were outstanding at the merger date, which we repurchased for approximately $13 million. For the unit options accounted for under the provisions of SFAS No. 123, the purchase price recorded had two components. The purchase price paid up to the fair value of the options as of the valuation date was recorded as the repurchase of an equity instrument. The payment above that fair value amount was recorded as compensation expense. For our unit options accounted for under APB No. 25, the amount paid up to the intrinsic value of the options repurchased was also accounted for as the repurchase of an equity instrument, with any amount paid in excess of the intrinsic value recorded as compensation expense.

                 Lastly, during the three and nine months ended September 30, 2004, we recognized additional merger-related expenses primarily for legal and audit fees totaling $1.1 million and $2.6 million. All of our merger-related costs are included in operation and maintenance expenses on our unaudited condensed consolidated statements of income and are allocated across all of our operating segments.

3.     PROPERTY, PLANT AND EQUIPMENT

                 Our property, plant and equipment consisted of the following at the dates indicated:

	September 30, 2004	December 31, 2003
Property, plant and equipment, at cost
Pipelines	$2,880,523	$2,487,102
Platforms and facilities	165,179	121,105
Processing plants	317,638	305,904
Oil and natural gas properties	131,166	131,100
Storage facilities	337,023	337,535
Construction-in-progress	45,005	383,640

	3,876,534	3,766,386
Less accumulated depreciation, depletion and amortization	949,673	871,894

Total property, plant and equipment, net	$2,926,861	$2,894,492

                 The values shown in the table above do not reflect any purchase accounting-related adjustments recorded by Enterprise as a result of the GulfTerra Merger – see Note 2.

4.     DEBT OBLIGATIONS

                 Prior to the September 30, 2004 debt repayments and subsequent tender offer payments, both in connection with the merger – see Note 2, our debt consisted of the following at the dates indicated:

	September 30, 2004	December 31, 2003
Borrowings under:
Revolving Credit Facility (1)	$462,000	$382,000
Senior Secured Term Loans (1)	498,500	300,000
Senior Notes, 6.25% fixed-rate, due June 2010 (2)	250,000	250,000
Senior Subordinated Notes, 10.375% fixed-rate, due June 2009 (3)		175,000
Senior Subordinated Notes, 8.50% fixed-rate, due June 2010 (2,4)	215,915	255,000
Senior Subordinated Notes, 8.50% fixed-rate, due June 2011 (2)	321,600	321,600
Senior Subordinated Notes, 10.625% fixed-rate, due Dec. 2012 (2)	134,000	134,000

Total principal amount	1,882,015	1,817,600
Other, including unamortized premiums and discounts	1,441	(5,793)

Subtotal long-term debt	1,883,456	1,811,807
Less current maturities of debt	(5,000)	(3,000)

Long-term debt	$1,878,456	$1,808,807

(1)	In connection with closing the merger, Enterprise contributed approximately $962 million to us on September 30, 2004 to repay in full the $960.5 million in principal amount due under these debt agreements, plus $1.2 million of related accrued interest - see Note 2.
(2)	On October 5, 2004, $915 million of these senior note obligations were tendered to Enterprise pursuant to its tender offers made in connection with the merger - see Note 2.
(3)	In June 2004, we redeemed, at a premium, all of our 10.375% Senior Subordinated Notes due 2009.
(4)	In April 2004, we redeemed, at a premium, approximately $39.1 million of our 8.5% Senior Subordinated Notes due June 2010.

                 After giving effect to the September 30, 2004 debt repayments and subsequent tender offer payments, both in connection with the merger – see Note 2, our debt consisted of the following at the dates indicated:

	October 5, 2004	September 30, 2004	December 31, 2003
Borrowings under:
Revolving Credit Facility		$462,000	$382,000
Senior Secured Term Loans		498,500	300,000
Senior Notes, 6.25% fixed-rate, due June 2010	$750	250,000	250,000
Senior Subordinated Notes, 10.375% fixed-rate, due June 2009			175,000
Senior Subordinated Notes, 8.50% fixed-rate, due June 2010	3,858	215,915	255,000
Senior Subordinated Notes, 8.50% fixed-rate, due June 2011	1,777	321,600	321,600
Senior Subordinated Notes, 10.625% fixed-rate, due Dec. 2012	84	134,000	134,000

	6,469	1,882,015	1,817,600
Other, including unamortized premiums and discounts		1,441	(5,793)

	6,469	1,883,456	1,811,807
Less current maturities of debt		(5,000)	(3,000)

	$6,469	$1,878,456	$1,808,807

                  Parent-Subsidiary guarantor relationships

                 After giving effect to the completion of Enterprise’s tender offers on October 5, 2004 -see Note 2, we have $6.5 million in senior and senior subordinated notes outstanding. These obligations are jointly, severally, fully and unconditionally guaranteed by us and each of our subsidiaries, excluding our unrestricted subsidiaries.

                 Debt maturities

                 After giving effect to the completion of Enterprise’s tender offers on October 5, 2004 — see Note 2, aggregate maturities of the principal amounts of long-term debt are none for the remainder of 2004 and in each of the years 2005 through 2008 and $6.5 million in total after 2008.

                 Information regarding variable interest rates paid

                 On September 30, 2004, and prior to the merger-related repayment, we had $462 million outstanding under our revolving credit facility at an average interest rate of 3.82%. On September 30, 2004, and prior to the merger-related repayment, we had $498.5 million outstanding under our senior secured term loans at an average interest rate of 4.07%.

                 Loss due to early redemptions of debt

                 We recognized losses associated with early redemptions of debt as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Loss due to payment of redemption premiums			$12,401
Loss due to write-off of unamortized debt issuance costs		$1,225	3,884	$4,987

		$1,225	$16,285	$4,987

                 Joint venture debt obligations

                 We have ownership interests in three joint ventures having long-term debt obligations: Cameron Highway Oil Pipeline Company (“Cameron Highway”); Deepwater Gateway, L.L.C. (“Deepwater Gateway”); and Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”). The following table shows (i) our ownership interest in each entity at September 30, 2004, (ii) total long-term debt obligations (including current maturities) of each unconsolidated affiliate on that date (on a 100% basis to the joint venture), and (iii) the estimated corresponding scheduled maturities of such long-term debt.

	Our		Scheduled Maturities of Long-Term Debt
	Ownership Interest	Total	2004	2005	2006	2007	2008	After 2008
Cameron Highway (1)	50.0%	$297,000			$16,250	$32,500	$156,250	$92,000
Deepwater Gateway	50.0%	149,500	$5,500	$22,000	22,000	22,000	22,000	56,000
Poseidon (2)	36.0%	116,000					116,000

Total		$562,500	$5,500	$22,000	$38,250	$54,500	$294,250	$148,000

(1)	Cameron Highway has a total borrowing capacity under its project loan facility of $325 million.The scheduled maturities for Cameron Highway assume that the construction loan is or will be converted into a term loan on June 30, 2005 and the scheduled repayments will begin on September 30, 2006.
(2)	Poseidon has a total borrowing capacity of $170 million under its revolving credit facility.

                 At September 30, 2004, long-term debt for Cameron Highway consisted of $197 million outstanding under a variable-rate construction loan and $100 million of senior secured notes. Cameron Highway has a borrowing capacity of $225 million under its construction loan. At September 30, 2004, the average variable interest rate charged under Cameron Highway’s construction loan agreement was 4.97%. The interest rate on Cameron Highway’s senior secured notes is 3.25% over the rate on 10-year U.S. treasury securities, which at September 30, 2004 was 7.4%.

                 At September 30, 2004, long-term debt for Deepwater Gateway consisted of $149.5 million due under a project finance loan used to fund a portion of the construction costs of the Marco Polo tension leg platform (“TLP”) and related facilities. Construction of the Marco Polo TLP was completed during the first quarter of 2004, and in June 2004, Deepwater Gateway converted the project finance loan into a term loan which matures in June 2009. At September 30, 2004, the average variable interest rate charged under Deepwater Gateway’s term loan was 3.6%.

                 At September 30, 2004, long-term debt for Poseidon consisted of $116 million due under a revolving credit facility, which matures in January 2008. At September 30, 2004, the average variable interest rate charged under Poseidon’s credit agreement was 3.7%.

5.     INVESTMENTS IN UNCONSOLIDATED AFFILIATES

                 We own interests in various related businesses that are accounted for using the equity method. In general, we use the equity method of accounting for an investment in which we own 20% to 50% of its outstanding ownership interests and exercise significant influence over its operating and financial policies. Our investments in unconsolidated affiliates totaled $210.7 million at September 30, 2004 and $175.7 million at December 31, 2003.

                 The following table shows our equity in income of unconsolidated affiliates for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Cameron Highway (1)			$(57)
Coyote	$577	$516	1,695	$1,771
Deepwater Gateway (2)	3,111		4,320
Poseidon	2,127	1,797	5,353	6,845
Other (3)	(3,714)	882	(3,744)	882

Total	$2,101	$3,195	$7,567	$9,498

(1)	Cameron Highway is a development stage company at September 30, 2004; therefore, there are no operating revenues or expenses.Since its formation in June 2003, it has incurred organizational expenses and received interest income.In September 2004, construction of the Cameron Highway oil pipeline system was completed and we anticipate that operations will begin during the fourth quarter of 2004 or the first quarter of 2005.
(2)	The Marco Polo TLP, which is owned by Deepwater Gateway, was installed in the first quarter of 2004.First production and thus volumetric payments started in July 2004.In April 2004, Deepwater Gateway began receiving monthly demand payments of $2.1 million.Prior to the installation of this platform, Deepwater Gateway was a development stage company; therefore, there were no operating revenues or operating expenses.
(3)	The 2004 period includes a $3.7 million loss associated with our write-off of a note receivable from El Paso we received in connection with the sale of our interest in Copper Eagle Gas Storage, L.L.C. ("Copper Eagle") to El Paso in August 2003. The 2003 period includes a $0.9 million gain we initially recorded on the sale of our interest in Cooper Eagle to El Paso.See Note 8 for additional information regarding this related party transaction.

                 The following table presents unaudited summarized income statement information for our current unconsolidated affiliates from which we have recorded equity earnings (for the periods indicated, on a 100% basis).

	Summarized Income Statement Information for the Three Months Ended
	September 30, 2004			September 30, 2003
	Revenues	Operating Income (Loss)	Net Income (Loss)	Revenues	Operating Income	Net Income
Cameron Highway		$(346)	$(290)
Deepwater Gateway	$9,598	7,538	6,124			$14
Poseidon	9,399	7,192	6,193	$9,425	$6,590	5,278
Coyote	1,800	1,339	1,137	1,800	1,185	1,014

	Summarized Income Statement Information for the Nine Months Ended
	September 30, 2004			September 30, 2003
	Revenues	Operating Income (Loss)	Net Income (Loss)	Revenues	Operating Income	Net Income
Cameron Highway		$(728)	$(588)
Deepwater Gateway	$15,898	11,813	8,924		$(5)	$32
Poseidon	27,515	17,776	14,973	$32,632	23,468	19,356
Coyote	5,400	3,922	3,381	5,625	4,078	3,524

6.     PARTNERS’ CAPITAL

                 On September 30, 2004, we completed our merger with Enterprise — see Note 2. These unaudited condensed consolidated financial statements do not reflect any changes in ownership of our common unitholders as a result of the merger. Effective September 30, 2004, most of our then outstanding limited partner interests were converted to Enterprise limited partner interests pursuant to the merger. Those limited partner interests that were not converted into Enterprise limited partner interests were purchased by Enterprise from El Paso for cash immediately prior to the merger. As a result of the merger, we ceased as being a publicly-traded company subject to the filing requirements of the SEC.

                 During the first nine months of 2004 we received net proceeds of approximately $78.3 million from the conversion of 80 Series F1 convertible units into 2,061,109 common units. As a result of these conversions in 2004, all of the Series F1 convertible units were converted into GulfTerra common units by the holder prior to our merger with Enterprise. On the merger closing date, Enterprise assumed our obligations associated with the outstanding Series F2 convertible units.

                 The following table reflects our cash distribution history for the nine months ended September 30, 2004 (dollars in millions, except per unit amounts):

Month Paid	Common Unit	Common Unitholders	Series C Unitholders	General Partner
February	$0.71	$41.5	$7.8	$21.3
May	$0.71	$42.4	$7.8	$21.7
August	$0.71	$42.6	$7.8	$21.7

7.     EARNINGS PER COMMON UNIT

                 The following table sets forth the computation of basic and diluted earnings per common unit (dollars in thousands, except per unit amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Numerator:
Numerator for basic earnings per common unit:
Income before cumulative effect of accounting change	$26,044	$31,337	$77,131	$72,951
Cumulative effect of accounting change				1,340

	$26,044	$31,337	$77,131	$74,291

Denominator:
Denominator for basic earnings per common unit:
weighted-average common units	59,946	50,072	59,515	47,388
Effect of dilutive securities:
Unit options		270		139
Restricted units	26	14	26	11
Series F convertible units		29	1	115

Denominator for diluted earnings per common unit:
adjusted for weighted-average common units	59,972	50,385	59,542	47,653

Basic earnings per common unit
Income before cumulative effect of accounting change	$0.43	$0.63	$1.30	$1.54
Cumulative effect of accounting change				0.03

	$0.43	$0.63	$1.30	$1.57

Diluted earnings per common unit
Income before cumulative effect of accounting change	$0.43	$0.62	$1.30	$1.53
Cumulative effect of accounting change				0.03

	$0.43	$0.62	$1.30	$1.56

8.     RELATED PARTY TRANSACTIONS

                 For the nine months ended September 30, 2004, there were no changes to our related party relationships. Prior to our merger with Enterprise, our largest related party was our parent company, El Paso. As a result of our merger with Enterprise, El Paso is no longer classified as a related party to us.

                 Revenues received from related parties for the three months ended September 30, 2004 and 2003, were approximately 16 percent and 12 percent of our total revenue. Revenues received from related parties for the nine months ended September 30, 2004 and 2003, were approximately 16 percent and 13 percent of our total revenue.

                Our transactions with related parties and affiliates are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues received from related parties:
Natural gas pipelines and plants	$21,107	$18,054	$64,620	$67,068
Oil and NGL logistics	15,250	6,842	45,497	22,686

Total	$36,357	$24,896	$110,117	$89,754

Expenses paid to related parties:
Cost of natural gas and other products	$4,046	$6,191	$20,057	$26,988
Operation and maintenance	23,501	22,229	69,166	68,039

Total	$27,547	$28,420	$89,223	$95,027

Reimbursements received from related parties:
Operation and maintenance	$707	$659	$2,336	$1,860

                 The following table provides summary data categorized by our related parties:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues received from related parties:
El Paso	$35,977	$24,986	$109,123	$89,754
Enterprise	380		994

Total	$36,357	$24,896	$110,117	$89,754

Cost of natural gas and other products paid to related parties:
El Paso	$4,046	$6,191	$20,057	$26,988

Operation and maintenance expenses paid to related parties:
El Paso	$23,389	$22,120	$68,832	$67,723
Unconsolidated affiliates	112	109	334	316

Total	$23,501	$22,229	$69,166	$68,039

Reimbursements received from related parties:
Unconsolidated affiliates	$707	$659	$2,336	$1,860

                 Our accounts receivable due from related parties consisted of the following as of:

	September 30, 2004	December 31, 2003
El Paso	$18,512	$34,710
Enterprise	279
Unconsolidated affiliates	8,496	13,255

Total	$27,287	$47,965

                 Our accounts payable due to related parties consisted of the following as of:

	September 30, 2004	December 31, 2003
El Paso	$35,167	$36,468
Unconsolidated Subsidiaries	3,830	2,402

Total	$38,997	$38,870

                 Other matters

                 Petal. In September 2003, we entered into a nonbinding letter of intent with El Paso, regarding the proposed development and sale of a natural gas storage cavern, and the proposed sale of an undivided interest in a related pipeline and other facilities related to that natural gas storage cavern. In June 2004, we and El Paso terminated the letter of intent and we announced that we would hold a nonbinding open season to determine market interest for up to 5.0 Bcf of firm natural gas storage capacity, and up to 500,000 MMBtu/d of firm transportation on the Petal pipeline, all available in the third quarter of 2007.

                 Copper Eagle. In August 2003, a majority-owned subsidiary of ours sold its interest in Copper Eagle Gas Storage, L.L.C. (“Copper Eagle”) to El Paso. Copper Eagle is developing a natural gas storage project located outside of Phoenix, Arizona. Under the original sale agreement with El Paso, we had the right to receive $6.2 million of the sale proceeds, including a note receivable for $4.9 million that was to be paid quarterly beginning in January 2004 and ending in October 2004. As of September 30, 2004, we had received principal payments totaling $1.3 million from El Paso related to the note receivable. Prior to the sale, we accounted for our investment in Copper Eagle using the equity method.

                 The proposed natural gas storage project has received strong local opposition by developers and residents due to the close proximity to residential communities. Further, the storage facilities will be near the Luke Air Force Base and the Arizona legislature recently reached a resolution which prohibits the development of a hydrocarbon storage facility within a nine mile range of an air force base or airport. As a result of these developments, we have changed our view on the probability that the Copper Eagle natural gas storage project will actually be developed and we wrote-off the remaining $3.7 million note receivable from El Paso as uncollectible during the third quarter of 2004. The write-off was recorded as a reduction to equity in income of unconsolidated affiliates — see Note 5. In addition, we reduced our minority interest balance by $1.8 million and recognized minority interest income of $1.8 million, which reflects the portion of the write-off allocated to the minority interest owner of our subsidiary.

                  Indemnifications. In addition to the related party transactions discussed above, pursuant to the terms of many of the purchase and sale agreements we have entered into with various entities controlled directly or indirectly by El Paso, we have been indemnified for potential future liabilities, expenses and capital requirements above a negotiated threshold. Some of our agreements obligate certain indirect subsidiaries of El Paso to pay for capital costs related to maintaining assets which were acquired by us, if such costs exceed negotiated thresholds. We have not made any claims during the nine months ended September 30, 2004 or 2003. However, for the full year of 2003, we made claims for approximately $5 million of costs incurred during the year ended December 31, 2003, as costs exceeded the established thresholds for 2003.

                 Wilson storage operating lease commitment. In connection with our April 2002 purchase of the EPN Holding assets from El Paso, we obtained a long-term operating lease commitment related to the Wilson natural gas storage facility, which is operated by one of our direct subsidiaries. From the acquisition date until the second quarter of 2004, El Paso guaranteed our direct subsidiary’s payment and performance under this commitment. In the second quarter of 2004, El Paso was released from the guarantee and, thus, we now are solely liable for our direct subsidiary’s payment and performance under this operating lease agreement.

9.     COMMITMENTS AND CONTINGENCIES

                 Litigation

                 We are sometimes named as a defendant in litigation relating to our normal business operations. Although we insure against various business risks, to the extent management believes it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from legal proceedings as a result of ordinary business activity. Management is not aware of any significant litigation, pending or threatened, that would have a significant adverse effect on our financial position or results of operations.

                 Environmental

                 Environmental costs for remediation are accrued at their undiscounted estimated amounts based on known remediation requirements. Such accruals are based on management’s best estimate of the ultimate costs to remediate a given site and take into account the likely effects of inflation and other societal and economic factors, including estimated associated legal costs. We expense amounts for clean up of existing environmental contamination caused by past operations which do not benefit future periods. We expense or capitalize expenditures for ongoing compliance with environmental regulations that relate to past or current operations as appropriate. As of September 30, 2004 and December 31, 2003, we had an environmental liability initially estimated at $21 million, which is included in other long-term liabilities on our unaudited condensed consolidated balance sheet, for remediation costs expected to be incurred over time associated with mercury gas meters.

                 While the outcome of our outstanding environmental matters cannot be predicted with certainty, based on the information known to date and our existing accruals, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, results of operations or cash flows. It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damage to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our current reserves are adequate.

                 Joint ventures

                We conduct a portion of our activities through joint venture business arrangements formed to construct, operate and finance the development of our onshore and offshore midstream energy businesses. We are obligated to make our proportionate share of additional capital contributions to our joint ventures only to the extent that they are unable to satisfy their obligations from other sources including proceeds from credit arrangements. Examples of this type of business arrangement include our equity method investments in Cameron Highway, Deepwater Gateway and Poseidon.

                 Other commitments

                 Long-term debt-related commitments. We have long-term payment obligations under our senior and senior subordinated notes. See Note 4 for a description of these debt obligations.

                 Operating lease commitments. We lease certain storage facilities located in Texas (one natural gas facility and two NGL facilities). At September 30, 2004, the future minimum lease payments associated with these operating lease commitments are as follows: $0.4 million, 2004; $7 million, 2005; $7 million, 2006; $5.8 million, 2007; $3.2 million, 2008; and $1.8 million thereafter.

10.     ACCOUNTING FOR HEDGING ACTIVITIES

                 A majority of our commodity purchases and sales, which relate to sales of oil and natural gas associated with our production operations, purchases and sales of natural gas associated with pipeline operations, sales of natural gas liquids (“NGL”) and purchases or sales of gas associated with our processing plants and our gathering activities, are at spot market or forward market prices. We use futures, forward contracts, and swaps to limit our exposure to fluctuations in the commodity markets and allow for a fixed cash flow stream from these activities.

                 In February and August 2003, we entered into derivative financial instruments to hedge our exposure during 2004 to changes in natural gas prices relating to gathering activities in the San Juan Basin. In September 2004, we settled the open San Juan natural gas hedges for October, November and December 2004, prior to their expiration date and prior to our merger with Enterprise. The derivatives were financial swaps on 30,000 MMBtu per day whereby we received an average fixed price of $4.23 per MMBtu and paid a floating price based on the San Juan index. As a result of our early settlement of the open San Juan natural gas hedges, we paid the counterparties, J. Aaron and Company and UBS Energy LLC, $2.5 million during the third quarter of 2004. The derivatives were marked to fair value just prior to settlement and the loss on the settlement was recorded in accumulated other comprehensive income and will be reclassified to earnings in the periods that the previously hedged transaction would have occurred.

                 In September 2004 and prior to our merger with Enterprise, we entered into a derivative financial instrument to hedge our exposure during November 2004 through March 2005 to changes in natural gas prices relating to gathering activities in the San Juan Basin. The derivative is a financial swap on 40,000 MMBtu per day whereby we receive a fixed price of $6.71 per MMBtu and pay a floating price based on the San Juan index. As of September 30, 2004, the fair value of this cash flow hedge was a liability of $0.7 million, as the market price at this date was higher than the hedge price. As a result of our merger with Enterprise on September 30, 2004, Enterprise assumed the liability associated with the hedge. We are accounting for this derivative as a cash flow hedge under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. No ineffectiveness exists in this hedging relationship because all purchase and sales prices are based on the same index and volumes as the hedge transaction. The counterparty for the San Juan hedge activity is UBS Energy LLC. We do not require collateral or anticipate non-performance by this counterparty.

                 During 2003, we entered into derivative financial instruments to hedge a portion of our business’ exposure to changes in NGL prices during 2004. We entered into financial swaps for 6,000 barrels per day for the period from August 2003 to September 2004. The average fixed price received was $0.47 per gallon for 2004 while we paid a monthly average floating price based on the Oil Pricing Information Service average price for each month. In September 2004, these cash flow hedges expired and for the quarter and nine months ended September 30, 2004, we reclassified approximately $5.2 million and $9.8 million of unrealized losses from accumulated other comprehensive income to earnings. These reclassifications are included in our natural gas pipelines and plants segment. No ineffectiveness exists in this hedging relationship because all purchase and sales prices are based on the same index and volumes as the hedge transaction.

                 In connection with our GulfTerra Intrastate Alabama operations, we had fixed price contracts with specific customers for the sale of predetermined volumes of natural gas for delivery over established periods of time. We entered into cash flow hedges in 2003 to offset the risk of increasing natural gas prices. For January and February

2004, we contracted to purchase 20,000 MMBtu and for March 2004, we contracted to purchase 15,000 MMBtu. The average fixed price paid during 2004 was $5.28 per MMBtu while we received a floating price based on the Southern Natural Pipeline index as published by the periodical “Inside FERC”. In March 2004, these cash flow hedges expired and we reclassified a gain of approximately $45 thousand from accumulated other comprehensive income to earnings. This reclassification is included in our natural gas pipelines and plants segment. No ineffectiveness existed in this hedging relationship because all purchase and sale prices were based on the same index and volumes as the hedge transaction.

                 In July 2003, to achieve a more balanced mix of fixed rate debt and variable rate debt, we entered into an eight-year interest rate swap agreement to provide for a floating interest rate on $250 million of our 8 1/2% senior subordinated notes due 2011. With this swap agreement, we paid the counterparty a LIBOR based interest rate plus a spread of 4.20% and received a fixed rate of 8 1/2%. We accounted for this derivative as a fair value hedge under SFAS No. 133. In March 2004, we terminated our fixed to floating interest rate swap with our counterparty. The value of the transaction at termination was zero and as such neither we, nor our counterparty, were required to make any payments. Also, neither we, nor our counterparty, have any future obligations under this transaction.

                 We estimate the entire $3.3 million of unrealized losses included in accumulated other comprehensive income at September 30, 2004, will be reclassified from accumulated other comprehensive income as a reduction to earnings over the next six months. When our derivative financial instruments are settled, the related amount in accumulated other comprehensive income is recorded in the income statement in operating revenues, cost of natural gas and other products, or interest and debt expense, depending on the item being hedged. The effect of reclassifying these amounts to the income statement line items is recording our earnings for the period related to the hedged items at the “hedged price” under the derivative financial instruments.

11.     BUSINESS SEGMENT INFORMATION

                 Historically, we have segregated our business activities into four distinct operating segments: Natural gas pipelines and plants; Oil and NGL logistics; Natural gas storage; and Platform services. Each of our segments are business units that offer different services and products that are managed separately since each segment’s operations required different technology and marketing strategies.

                 Prior our merger with Enterprise, we used performance cash flows to (i) evaluate the performance of our business segments, (ii) determine how resources would be allocated among the segments and (iii) develop strategic plans for our overall business. We defined performance cash flows as earnings before interest, depreciation and amortization and other adjustments. Historically, our lenders and equity investors viewed our performance cash flows measure as an indication of our ability to generate sufficient cash to meet debt obligations or to pay distributions to partners. In addition, this non-GAAP measure was useful to investors because it allowed them to evaluate the effectiveness of our business segments from an operational perspective, exclusive of the costs to finance those activities and depreciation and amortization (neither of which are directly relevant to the efficiency of those operations). Performance cash flows may not be comparable to measurements used by other companies and should not be used a substitute for net income or other performance measures. In this context and for transition purposes only, we have presented performance cash flows as our measure of segment earnings for the three and nine months ended September 30, 2004 and 2003. Beginning October 1, 2004, we will conform our non-GAAP financial measures to those used by Enterprise.

                 Information by segment, together with reconciliations to the consolidated totals, is presented in the following table:

	Natural Gas Pipelines & Plants	Oil and NGL Logistics	Natural Gas Storage	Platform Services	Non-Segment Activity (1)	Total
Three Months Ended September 30, 2004
Revenue from external customers	$188,567	$20,871	$11,129	$6,772	$3,826	$231,165
Intersegment revenue	26			566	(592)
Equity in income of unconsolidated affiliates	576	2,126	(3,713)	3,112		2,101
Performance cash flows	79,655	13,021	5,806	5,471
Assets	2,360,943	471,399	301,894	176,734	85,319	3,396,289
Three Months Ended September 30, 2003
Revenue from external customers (2)	$180,879	$13,205	$10,252	$5,185	$4,310	$213,831
Intersegment revenue	29			600	(629)
Equity in income of unconsolidated affiliates	516	1,797	882			3,195
Performance cash flows	80,002	26,782	7,518	4,885
Assets	2,227,900	444,253	314,192	163,000	132,424	3,281,769
Nine Months Ended September 30, 2004
Revenue from external customers	$553,060	$55,876	$35,322	$19,704	$12,760	$676,722
Intersegment revenue	90			1,730	(1,820)
Equity in income of unconsolidated affiliates	1,694	5,295	(3,743)	4,321		7,567
Performance cash flows	245,572	33,741	22,588	17,650
Assets	2,360,943	471,399	301,894	176,734	85,319	3,396,289
Nine Months Ended September 30, 2003
Revenue from external customers (2)	$577,585	$41,182	$32,729	$15,668	$13,793	$680,957
Intersegment revenue	97		278	2,004	(2,379)
Equity in income of unconsolidated affiliates	1,771	6,845	882			9,498
Performance cash flows	236,223	51,279	22,587	15,397
Assets	2,227,900	444,253	314,192	163,000	132,424	3,281,769

(1)	Represents predominantly our oil and natural gas production activities as well as intersegment eliminations. Our intersegment revenues, along with our intersegment operating expenses, consist of normal course of business-type transactions between our operating segments. We record an intersegment revenue elimination, which is the only elimination included in the "Non-Segment Activity" column, to remove intersegment transactions.
(2)	Revenue from external customers for our Oil and NGL Logistics segment has been reduced by $69.8 million and $191.7 million for the quarter and nine months ended September 30, 2003 to reflect the revision of Typhoon Oil Pipeline's revenues and cost of natural gas and other products to conform to the current period presentation - see Note 1.

                 A reconciliation of our segment performance cash flows to our consolidated net income is as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Natural gas pipelines and plants	$79,655	$80,002	$245,572	$236,223
Oil and NGL logistics	13,021	26,782	33,741	51,279
Natural gas storage	5,806	7,518	22,588	22,587
Platform services	5,471	4,885	17,650	15,397

Segment performance cash flows	103,953	119,187	319,551	325,486
Plus: Other, nonsegment results	2,150	3,640	10,842	11,917
Equity in income of unconsolidated affiliates	2,101	3,195	7,567	9,498
Cumulative effect of accounting change				1,690
Less: Interest and debt expense	27,951	33,197	82,678	99,521
Loss due to early redemptions of debt		1,225	16,285	4,987
Depreciation, depletion and amortization	28,994	25,218	81,297	73,761
Distributions received from unconsolidated affiliates	750	3,160	2,200	11,390
Minority interest	(1,813)	889	(1,825)	969
Net cash payment received from El Paso		2,120	1,960	6,238

Net income	$52,322	$60,213	$155,365	$151,725